PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 5, 2002)
Filed pursuant to Rule 424(b)(5)
Registration No. 333-101457

$165,000,000

Pinnacle West Capital Corporation

Floating Rate Senior Notes due 2005

         This is an offering by Pinnacle West Capital Corporation of $165,000,000 of Floating Rate Senior Notes due November 1, 2005 (“Senior Notes”). Interest on the Senior Notes is payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, beginning February 1, 2004. Interest on the Senior Notes will be determined from time to time as described under “Interest and Maturity” beginning on page S-11 of this prospectus supplement. We may not redeem the Senior Notes prior to November 1, 2004. On or after November 1, 2004, we may redeem all (but not less than all) of the Senior Notes on any interest payment date at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the redemption date. The Senior Notes have no sinking fund provisions. We do not intend to list the Senior Notes on any securities exchange or quotation system.

      The Senior Notes will be unsecured senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The Senior Notes will be structurally subordinated to the debt securities and other obligations of our subsidiaries and to any secured debt we may issue in the future. See the first and third risk factors under “Risk Factors” beginning on page S-4 of this prospectus supplement.

Investing in the Senior Notes involves risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Note	Total

Initial public offering price(1)	100%	$165,000,000
Underwriting discount	0.25%	$412,500
Proceeds before expenses, to Pinnacle West Capital Corporation	99.75%	$164,587,500

(1)	Plus accrued interest from November 12, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Senior Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about November 12, 2003.

Barclays Capital

BNY Capital Markets, Inc.	McDonald Investments Inc.

The date of this prospectus supplement is November 6, 2003.

SELECTED INFORMATION
BUSINESS OF PINNACLE WEST CAPITAL CORPORATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE SENIOR NOTES
REGARDING THE TRUSTEE
UNDERWRITING
EXPERTS
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
GENERAL DESCRIPTION OF THE SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF THE PURCHASE CONTRACTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide any different or additional information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the accompanying prospectus, as applicable.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of Senior Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which will not apply to the Senior Notes. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Prospectus Supplement

Prospectus

SELECTED INFORMATION

The Offering

Securities Offered	$165,000,000 of Floating Rate Senior Notes due November 1, 2005.

Application of Proceeds	We will use the net proceeds of the Senior Notes for the repayment of long-term and short-term borrowings, and will temporarily invest the net proceeds pending such application. See “Use of Proceeds.”

The Company

Business	Through our subsidiaries, we are principally engaged in generating, selling, and delivering electricity and energy-related products and services to retail and wholesale customers in the western United States. Another of our subsidiaries develops residential, commercial, and industrial real estate projects.

	Nine Months	Twelve Months Ended December 31,
	Ended
	September 30, 2003	2002	2001	2000

Income Statement Data (dollars in thousands):
Total Operating Revenues	$2,308,015	$2,601,972	$3,393,998	$3,119,522
Income from Continuing Operations	$184,580	$206,198	$327,367	$302,332

	As of September 30, 2003		As Adjusted(1)

	Amount	Percentage	Amount	Percentage

Capitalization Data (dollars in thousands):
Short-Term Borrowings	$90,011	1.5%	$0	0%
Long-Term Debt (including current maturities)	3,289,880	53.2%	3,429,880	55.0%
Common Stock Equity	2,803,376	45.3%	2,803,376	45.0%

Total Capitalization	$6,183,267	100.0%	$6,233,256	100.0%

(1)	As adjusted for the assumed issuance of the Senior Notes and the repayment of short-term borrowings and a private placement note as described under “Use of Proceeds.” We expect to incur additional short-term borrowings to repay all $215 million of our 4.5% Senior Notes due February 9, 2004.

BUSINESS OF PINNACLE WEST CAPITAL CORPORATION

      We were incorporated in 1985 under the laws of the State of Arizona and own all of the outstanding equity securities of Arizona Public Service Company (“APS”). APS is an electric utility that provides either retail or wholesale electric service to substantially all of the state of Arizona, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. APS also generates, sells and delivers electricity to wholesale customers in the western United States. Electricity is delivered through a distribution system owned by APS.

      Our other major subsidiaries are:

•	Pinnacle West Energy Corporation (“Pinnacle West Energy”), through which we conduct our competitive electricity generation operations;

•	APS Energy Services Company, Inc. (“APSES”), which provides commodity-related energy services and energy-related products and services to commercial, industrial and institutional retail customers in the western United States;

•	SunCor Development Company (“SunCor”), a developer of residential, commercial, and industrial real estate projects in Arizona, New Mexico, and Utah; and

•	El Dorado Investment Company (“El Dorado”), an investment firm, which owns a majority interest in NAC International Inc. (specializing in spent nuclear fuel technology) and holds miscellaneous small investments, including interests in Arizona community-based ventures.

      Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004 (telephone 602-250-1000).

RISK FACTORS

      Before investing in the Senior Notes, you should carefully consider the discussions of risks set forth below and under “Risk Factors” beginning on page 3 of the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including information under the heading “Forward-Looking Statements.” Although we have tried to discuss key factors in this prospectus supplement and the accompanying prospectus, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The risk factors set forth below supersede any similarly entitled risk factors contained in the accompanying prospectus.

The Senior Notes will be structurally subordinated to the debt securities and other obligations of our subsidiaries.

      Because we are structured as a holding company, all existing and future debt and other liabilities of our subsidiaries will be effectively senior in right of payment to the Senior Notes. None of the indentures under which we may issue debt securities limits the ability of our subsidiaries to incur additional debt in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations. Our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors have been satisfied. As of September 30, 2003, our subsidiaries, principally APS, had approximately $2.7 billion of debt outstanding, of which $597 million represented APS first mortgage bonds or APS senior notes, both of which are directly or indirectly secured by substantially all of APS’ assets.

Our cash flow depends on the performance of our subsidiaries.

      We conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow is dependent upon the earnings and cash flows of these subsidiaries and their distributions to us. The subsidiaries are separate and distinct legal entities and have no obligation to make distributions to us.

      The debt agreements of some of our subsidiaries may restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. As part of the approval by the Arizona Corporation Commission (“ACC”) of a $500 million financing arrangement between APS and Pinnacle West Energy, APS must maintain a common equity ratio of at least 40% and may not pay common dividends if the payment would reduce its common equity below that threshold. As defined in the ACC financing order approving the arrangement, common equity ratio is common equity divided by common equity plus long-term debt, including current maturities of long-term debt. At September 30, 2003, APS’ common equity ratio was approximately 46%.

We may issue additional debt in the future, which may be secured.

      None of the indentures under which we may issue debt securities limits our ability to incur additional debt in the future. Such debt, in our discretion, may be secured by all or any portion of our assets. If we issue secured debt in the future, such secured debt will rank effectively senior to the Senior Notes to the extent of the security pledged therefor. At September 30, 2003, our outstanding senior debt (excluding the debt of our subsidiaries) was approximately $540 million, none of which was secured.

We cannot predict the outcome of APS’ general rate case pending before the ACC.

      As required by a 1999 settlement agreement among APS and various parties (the “1999 Settlement Agreement”), on June 27, 2003, APS filed a general rate case with the ACC. APS requested a

$175.1 million, or 9.8%, increase in its annual retail electricity revenues, to become effective July 1, 2004. The major reasons for the request include:

•	complying with the provisions of the 1999 Settlement Agreement;

•	incorporating significant increases in fuel and purchased power costs, including results of purchases through the ACC’s “Track B” procurement process;

•	recognizing changes in APS’ cost of service, cost allocation and rate design;

•	obtaining rate base recognition of the generating plants built in Arizona by Pinnacle West Energy since 1999 to serve APS’ retail electricity customers (specifically, Redhawk Units 1 and 2, West Phoenix Units 4 and 5 and Saguaro Unit 3);

•	recovering $234 million written off by APS as a result of the 1999 Settlement Agreement; and

•	recovering restructuring and compliance costs associated with the ACC’s electric competition rules.

      The general rate case will also address the implementation of rate adjustment mechanisms that were the subject of ACC hearings in April 2003. The rate adjustment mechanisms, which were authorized in the 1999 Settlement Agreement, would allow APS to recover several types of costs, the most significant of which are power supply costs (fuel and purchased power costs) and costs associated with complying with the ACC retail competition rules described below. If APS does not have a rate adjustment mechanism that allows it to recover its full costs of procuring fuel for its generating plants, then changes in fuel prices may increase its cost of producing power or decrease the amount it receives from selling power, harming our financial performance. On November 4, 2003, the ACC approved the issuance of an order which authorizes a rate adjustment mechanism allowing APS to recover changes in purchased power costs (but not changes in fuel costs) incurred after July 1, 2004. The other rate adjustment mechanisms authorized in the 1999 Settlement Agreement (such as the costs associated with complying with the ACC electric competition rules) were also tentatively approved for subsequent implementation in the general rate case. The purchased power rate adjustment mechanism will not become effective until there is a final order in the general rate case, and the ACC further reserved the right to amend or modify, in all respects, this November 4 order during the rate case. We assume that the ACC will make a decision in the general rate case by the end of 2004. We cannot predict the outcome of the rate case and the resulting levels of regulated revenues.

The procurement of wholesale power by APS without the ability to adjust retail rates could have an adverse impact on our business and financial results.

      The 1999 Settlement Agreement limits APS’ ability to change retail rates until at least July 1, 2004, which could have a significant adverse financial impact on us if wholesale power prices significantly exceed the amount included for generation costs in APS’ current bundled retail rates. Under the ACC’s rules, APS is the “provider of last resort” for standard-offer, full-service customers under rates that have been approved by the ACC. The 1999 Settlement Agreement allows APS to seek adjustment of these rates in the event of emergency conditions or circumstances, such as the inability to secure financing on reasonable terms; material changes in APS’ cost of service for ACC-regulated services resulting from federal, tribal, state or local laws; regulatory requirements; or judicial decisions, actions or orders. Energy prices in the western wholesale market vary and, during the course of the last two years, have been volatile. At various times, prices in the spot wholesale market have significantly exceeded the amount included in APS’ current retail rates. In the event of shortfalls due to unforeseen increases in load demand or generation or transmission outages, APS may need to purchase additional supplemental power in the wholesale spot market. Unless APS is able to obtain an adjustment of its rates under the emergency provisions of the 1999 Settlement Agreement, there can be no assurance that APS would be able to fully recover the costs of this power. In addition, APS filed a general rate case with the ACC on June 27, 2003 (see discussion above). Among other things, the rate case will address the implementation of rate adjustment mechanisms, which would allow APS to recover several types of costs, the most significant of which are power supply costs (fuel and purchased power costs) and costs associated with complying with the ACC retail competition rules.

Deregulation or restructuring of the electric industry may result in increased competition, which could have a significant adverse impact on our business and our financial results.

      Retail competition could have a significant adverse financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. In 1999, the ACC approved rules that provide a framework for the introduction of retail electric competition in Arizona. Under the rules, as modified by the 1999 Settlement Agreement, APS was required to transfer all of its competitive electric assets and services to an unaffiliated party or parties or to a separate corporate affiliate or affiliates no later than December 31, 2002. To satisfy this requirement APS had planned to transfer its generation assets to Pinnacle West Energy. Pursuant to an ACC order dated September 10, 2002, the ACC unilaterally modified the 1999 Settlement Agreement and directed APS to cancel any plans to divest interests in any of its generating assets. The ACC further established a requirement that APS solicit bids for certain estimated amounts of capacity and energy for periods beginning July 1, 2003. Pinnacle West Energy bid on and entered into contracts to supply most of APS’ requirements in the summer months through September 2006. These regulatory developments and legal challenges to the rules have raised considerable uncertainty about the status and pace of retail electric competition and of electric restructuring in Arizona. Although some very limited retail competition existed in APS’ service area in 1999 and 2000, there are currently no active retail competitors offering unbundled energy or other utility services to APS’ customers. As a result, we cannot predict when, and the extent to which, additional competitors will re-enter APS’ service territory.

      As a result of changes in federal law and regulatory policy, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, and wholesale power marketers and brokers. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect wholesale competition to increase. As competition continues to increase, our financial position and results of operations could be adversely affected.

The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, and implementation of the FERC’s standard market design, or SMD, may materially impact our operations, cash flows or financial position.

      In a December 1999 order, the FERC set minimum characteristics and functions that must be met by utilities that participate in regional transmission organizations. The characteristics for an acceptable RTO include independence from market participants, operational control over a region large enough to support efficient and nondiscriminatory markets, and exclusive authority to maintain short-term reliability. Additionally, the FERC is considering implementing a standard market design for wholesale markets. On October 16, 2001, APS and other owners of electric transmission lines in the Southwest filed with the FERC a request for a declaratory order confirming that their proposal to form WestConnect RTO, LLC would satisfy the FERC’s requirements for the formation of an RTO. On October 10, 2002, the FERC issued an order finding that the WestConnect proposal, if modified to address specified issues, could meet the FERC’s RTO requirements and provide the basic framework for a standard market design for the Southwest. On September 15, 2003, the FERC issued an order granting clarification and rehearing, in part, of its prior orders. In particular, this order approved the use of a physical congestion management scheme, which is used to allocate transmission rights on congested lines, for WestConnect for an initial phase-in period. FERC indicated that the WestConnect utilities and the appropriate regional state advisory committee should develop a market based congestion management scheme for subsequent implementation. APS is now participating in a cost/benefit analysis of implementing WestConnect, and the results of this analysis are expected to be completed in the first quarter of 2004.

Actual results could differ from estimates used to prepare our financial statements.

      In preparing the financial statements in accordance with generally accepted accounting principles, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. We consider the following accounting policies to be our most critical because of uncertainties, judgments and complexities of the underlying accounting standards and operations involved.

•	Regulatory Accounting — Regulatory accounting allows for the actions of regulators, such as the ACC and the FERC, to be reflected in the financial statements. Their actions may cause us to capitalize costs that would otherwise be included as an expense in the current period by unregulated companies.

•	Pensions and Other Postretirement Benefit Accounting — Changes in our actuarial assumptions used in calculating our pension and other postretirement benefit liability and expense can have a significant impact on our earnings and financial position. The most relevant actuarial assumptions are the discount rate used to measure our liability and the expected long-term rate of return on plan assets used to estimate earnings on invested funds over the long-term.

•	Derivative Accounting — Derivative accounting requires evaluation of rules that are complex and subject to varying interpretations. Our evaluation of these rules, as they apply to our contracts, will determine whether we use accrual accounting or fair value (mark-to-market) accounting. Mark-to-market accounting requires that changes in fair value be recorded in earnings or, if certain hedge accounting criteria are met, in other comprehensive income.

•	Mark-to-Market Accounting — The market value of our derivative contracts is not always readily determinable. In some cases, we use models and other valuation techniques to determine fair value. The use of these models and valuation techniques sometimes requires subjective and complex judgment. Actual results could differ from the results estimated through application of these methods.

FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include, but are not limited to:

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory and legislative proceedings relating to the restructuring;

•	state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the ACC on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	energy usage;

•	weather variations affecting local and regional customer energy usage;

•	conservation programs;

•	power plant performance;

•	market prices for electricity and gas;

•	the successful completion of our generation construction program;

•	regulatory issues associated with generation construction, such as permitting and licensing;

•	changes in accounting principles generally accepted in the United States of America;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	our ability to manage our marketing and trading activities and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	technological developments in the electric industry;

•	the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds;

•	the strength of the real estate market in SunCor’s market areas, which include Arizona, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

USE OF PROCEEDS

      We will use the net proceeds from the sale of the Senior Notes to repay short-term borrowings (with an estimated average interest rate of approximately 1.13%) and our $25 million 6.87% private placement note due December 17, 2003. This indebtedness was incurred for general corporate purposes, including capital infusions into Pinnacle West Energy in support of its generation construction program. We expect to incur additional short-term borrowings to repay all $215 million of our 4.5% Senior Notes due February 9, 2004.

      Until we are able to use the proceeds for these purposes, we will invest the proceeds temporarily in U.S. Government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. Government or agency obligations, or we will deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES(a)

      The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends:

	Nine Months
	Ended	Twelve Months Ended December 31,
	September 30,
	2003	2002	2001	2000	1999	1998

Consolidated ratio of earnings to fixed charges	2.61	2.54	3.55	3.44	3.11	2.89
Consolidated ratio of earnings to combined fixed charges and preferred dividends	2.61	2.54	3.55	3.44	3.09	2.69

      The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items, discontinued operations and cumulative effects of changes in accounting for derivatives and trading activities, plus the amount of fixed charges as defined below. Fixed charges consist of: expensed interest; amortization of debt discount, premium and expense; and an estimate of interest implicit in rentals.

      The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items, discontinued operations and cumulative effects of changes in accounting for derivatives and trading activities, plus the amount of combined fixed charges and preferred dividends as defined below. Combined fixed charges and preferred dividends consist of: expensed interest; amortization of debt discount, premium and expense; an estimate of interest implicit in rentals; and preferred stock dividend requirements of majority-owned subsidiaries increased to reflect our pre-tax earnings requirement.

(a) We have reclassified certain prior year amounts to conform to the current year presentation.

DESCRIPTION OF THE SENIOR NOTES

      We will issue the Senior Notes as a separate series of Debt Securities under the indenture dated as of December 1, 2000, between us and The Bank of New York, as trustee. Because this is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the Senior Notes supplements the description of the general terms and provisions of the Debt Securities in the prospectus under “Description of Debt Securities.”

General

      The specific financial and legal terms of the Senior Notes are set forth below:

•	Title: Floating Rate Senior Notes due 2005.

•	Total principal amount being issued: $165,000,000.

•	Due date for principal: November 1, 2005.

•	Interest rate for initial interest period: LIBOR plus 0.80%.

•	Date interest starts accruing: November 12, 2003.

•	Interest payment dates: February 1, May 1, August 1, and November 1.

•	Regular record dates for interest dates: The fifteenth calendar day preceding each interest payment date.

•	First interest payment date: February 1, 2004.

•	Form of Senior Notes: A Global Security will initially represent the Senior Notes. We will deposit the Global Security with or on behalf of The Depository Trust Company (“DTC”). See “Description of Debt Securities — Global Securities” in the accompanying prospectus. We may allow exchange of the Global Security for registered Senior Notes and transfer of the Global Security to a person other than DTC in additional circumstances that we agree to other than those described under that heading.

•	Sinking fund: The Senior Notes will not be subject to any sinking fund.

•	Optional redemption: We may not redeem the Senior Notes prior to November 1, 2004. On or after November 1, 2004, we may redeem all (but not less than all) of the Senior Notes on any interest payment date at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the redemption date.

•	Covenants: The Senior Notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenant described under the caption “Description of Debt Securities — Consolidation, Merger, and Sale of Assets” in the attached prospectus.

      The Senior Notes will constitute a series of our unsecured senior Debt Securities. The Senior Notes will rank equally with all of our existing and future senior unsecured debt and senior to all of our existing and future subordinated debt and will be effectively subordinated to all of our secured debt and the debt of our subsidiaries. See the first and third risk factors under “Risk Factors” beginning on page S-4 of this prospectus supplement. As of September 30, 2003, we had $540 million of existing senior debt and did not have any secured debt.

      We may, without the consent of the holders of the Senior Notes, issue additional notes having the same ranking and same interest rate, maturity and additional terms as the Senior Notes. Any additional notes would, together with the Senior Notes, constitute a single series of notes under the indenture.

Certain Definitions

      “Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

      “Calculation Agent” means The Bank of New York or its successor appointed by us, acting as calculation agent.

      “Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

      “Interest Period” means the period commencing on an interest payment date for the Senior Notes (or commencing on the issue date for the Senior Notes, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding interest payment date for the Senior Notes.

      “LIBOR” for any Interest Determination Date will be the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date (the “Three Month Deposits”) in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750, at approximately 11:00 a.m., London time, on such Interest Determination Date.

      “London Business Day” means a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date, are expected to be transacted, in the London interbank market.

      “Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Interest and Maturity

      The Senior Notes will mature on November 1, 2005 and will be issued in the aggregate principal amount of $165,000,000. We will pay interest on the Senior Notes on February 1, May 1, August 1 and November 1 of each year, and at maturity, to holders of record at the close of business on the fifteenth calendar day preceding each interest payment date. We will begin paying interest on the Senior Notes on February 1, 2004. Interest starts to accrue from the date that the Senior Notes are issued.

      If any interest payment date falls on a day that is not a Business Day, the interest payment date will be the next succeeding Business Day. If the maturity date of the Senior Notes or any redemption date falls on a day that is not a Business Day, the payment of principal and interest (to the extent payable with respect to the principal amount being redeemed if on a redemption date) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or such redemption date.

      The Senior Notes will bear interest for each Interest Period at a per annum rate determined by the Calculation Agent as described below. The per annum interest rate will be equal to LIBOR on the relevant Interest Determination Date plus 0.80%; provided, however, that in certain circumstances described below, the interest rate will be determined by the Calculation Agent in an alternative manner without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the trustee of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Senior Notes, us and the trustee.

      If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Senior Notes as follows:

(1) In the event LIBOR cannot be determined from the Moneyline Telerate service as described herein as of approximately 11:00 a.m. London time on such Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation of the rate (the “Rate Quotation”) at which Three Month Deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, at approximately 11:00 a.m. London time on such Interest Determination Date, that is representative of single transactions at such time (the “Representative Amounts”). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.80%.

(2) In the event LIBOR cannot be determined from the Moneyline Telerate service as described herein and fewer than two Rate Quotations are available as provided in (1) above, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City, selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.80% provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

      Upon the request of a holder of the Senior Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

      Interest on the Senior Notes will be calculated on the basis of the actual number of days for which interest is payable in the relevant Interest Period, divided by 360. All dollar amounts resulting from such calculations will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

Optional Redemption

      The Senior Notes are not redeemable prior to November 1, 2004. The Senior Notes will be redeemable at our option in whole, on not less than 30 days’ nor more than 60 days’ notice, beginning on November 1, 2004 and on each interest payment date thereafter, prior to maturity of the Senior Notes, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to the date of redemption. Senior Notes to be redeemed become due on the redemption date, and interest will cease to accrue on those Senior Notes on the redemption date.

Defeasance

      The provisions described in the accompanying prospectus under the caption “Description of Debt Securities — Defeasance and Covenant Defeasance” are applicable to the Senior Notes.

REGARDING THE TRUSTEE

      The Bank of New York is the trustee under the indenture relating to the Senior Notes. We maintain normal banking arrangements with The Bank of New York, which include a $20 million commitment pursuant to a revolving credit agreement, none of which was outstanding at September 30, 2003.

      The Bank of New York also serves as:

•	Trustee under the indenture relating to subordinated debt securities; and

•	Investment manager for our nonunion post-retirement medical fund.

      BNY Western Trust, an affiliate of The Bank of New York, is the trustee for our pension plan. The Bank of New York is the trustee under APS’ first mortgage bond indenture, senior note indenture, and subordinated debt securities indenture. The Bank of New York is also the trustee for the holders of several issues of pollution control bonds issued on APS’ behalf. BNY Capital Markets, Inc., another affiliate of The Bank of New York, is the remarketing agent for a series of APS’ pollution control bonds. APS maintains normal banking arrangements with The Bank of New York, which include an $18 million commitment by The Bank of New York pursuant to an APS revolving credit agreement, none of which was outstanding at September 30, 2003.

UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase the principal amount of Senior Notes set forth opposite its name below:

Principal Amount of
Underwriters	Senior Notes

Barclays Capital Inc.	$115,500,000
BNY Capital Markets, Inc.	24,750,000
McDonald Investments Inc.	24,750,000

Total	$165,000,000

      In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Senior Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. The underwriters will sell the Senior Notes to the public when and if the underwriters buy the Senior Notes from us.

      The underwriters have advised us that they initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.15% of the principal amount of the Senior Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.10% of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

      We do not plan to list the Senior Notes on any national securities exchange or the Nasdaq Stock Market, and there is no established trading market for the Senior Notes. The underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes or that a public trading market for the Senior Notes will develop.

      In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering of the Senior Notes, creating a short position in the Senior Notes for its own account. In addition, to cover overallotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, Senior Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Senior Notes in the offering, if it repurchases previously distributed Senior Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

      We estimate that our expenses in connection with the offer and sale of the Senior Notes will be approximately $270,000.

      We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

      The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed November 5, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2002 in the method of accounting for trading activities in order to comply with the provisions of Emerging Issues Task Force Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”, and to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

      The validity of the Senior Notes offered hereby will be passed upon for Pinnacle West Capital Corporation by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, and for the underwriters by Pillsbury Winthrop LLP, One Battery Park Plaza, New York, NY 10004-1490. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP. Pillsbury Winthrop LLP may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at 450 Fifth Street NW, Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com. The information on our web site is not part of this prospectus supplement or the accompanying prospectus

Incorporation by Reference

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the offered Senior Notes are sold under this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (except for Item 8, which has been revised in the Current Report on Form 8-K filed November 5, 2003);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2003; and

•	Current Reports on Form 8-K filed January 23, February 4, February 28, March 12, March 28, May 2, May 7, May 13, June 30, July 28, September 2, October 6, October 24 and November 5, 2003.

You may request a copy of these filings and will receive a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Pinnacle West Capital Corporation Office of the Secretary Station 9046 P.O. Box 53999 Phoenix, Arizona 85072-3999 (602) 250-3252

Prospectus

PINNACLE WEST CAPITAL CORPORATION

$600,000,000

Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units

     We may offer and sell these securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

     Each time we sell these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and any supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest in any of these securities.

     See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider.

     Our principal executive offices are located at 400 North Fifth Street, Phoenix, AZ 85004. Our telephone number is (602) 250-1000.

     Our common stock is listed on the New York Stock Exchange under the symbol “PNW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     We may offer and sell these securities directly to purchasers, through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods. Additional information on our plan of distribution can be found inside under “Plan of Distribution.” We will describe the plan of distribution for any securities in the relevant prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts.

     This prospectus may not be used to consummate sales of these securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is December 5, 2002

     Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars,” or “U.S.$”).

RISK FACTORS

     Before purchasing our debt securities you should carefully consider the following risk factors as well as the other information contained in this prospectus and the information incorporated by reference in order to evaluate an investment in our securities.

     The construction costs of the generation facilities of Pinnacle West Energy Corporation (“Pinnacle West Energy”) could negatively impact our results of operations.

     Pinnacle West Energy, one of our wholly-owned subsidiaries, has completed or has under construction about 1,700 MW of natural gas-fired generating capacity at an estimated cost of about $1 billion. In addition, Pinnacle West Energy has begun construction of the 570 MW Silverhawk plant in Nevada at an estimated cost of approximately $400 million. On November 22, 2002, Pinnacle West Energy announced the decision to cancel Redhawk Units 3 and 4. The two 530-megawatt natural gas-fired generators were scheduled to begin producing electricity by early 2007. As a result of the plant cancellation, we expect to record a charge of approximately $50 million before income taxes ($30 million after-tax or $0.35 per share) in the fourth quarter of 2002. Pinnacle West Energy’s expansion plans will be sized to meet cash flow and market conditions.

     Pinnacle West Energy has funded and is currently funding its capital requirements through capital infusions from us. We finance those infusions through debt financings and internally generated cash. We financed Pinnacle West Energy’s generation expansion program premised upon Pinnacle West Energy’s receipt of the generation assets of Arizona Public Service Company (“APS”), our public utility subsidiary, by the end of 2002, as previously required by the Arizona Corporation Commission’s (“ACC”) electric competition rules and the 1999 settlement agreement.

     Through early-2004, we will need to refinance or repay approximately $790 million of bridge debt incurred by us to finance Pinnacle West Energy’s construction of generation plants built since 1999 to serve APS customers. In addition, we must finance the ongoing capital expenditures for the Pinnacle West Energy construction program. Failure to refinance or repay a portion of this bridge debt at the subsidiary level could adversely impact our credit ratings.

     The ACC’s reversal of the generation asset transfer requirement results in Pinnacle West Energy being unable to obtain investment grade credit ratings. This, in turn, precludes Pinnacle West Energy from accessing capital markets to finance its ongoing construction program or to refinance the bridge financing provided by us to fund the construction of Pinnacle West Energy generation assets or from effectively competing in the wholesale markets.

     On September 16, 2002, APS filed an application with the ACC requesting the ACC to allow APS to borrow up to $500 million and to lend the proceeds to Pinnacle West Energy or to us; to guarantee up to $500 million of Pinnacle West Energy’s or our debt, or a combination of both, not to exceed $500 million in the aggregate. On November 8, 2002, APS filed an Interim Financing Application with the ACC requesting the ACC to permit APS to (a) make short-term advances to Pinnacle West in the form of an inter-affiliate line of credit in the amount of $125 million or (b) guarantee $125 million of Pinnacle West’s short-term debt. On November 22, 2002, the ACC approved APS’ request to make the $125 million interim loan or guarantee, subject to various conditions, including (a) APS acquiring a $125 million security interest in certain Pinnacle West Energy assets and (b) the ACC examining regulatory insulation between APS and its affiliates in connection with the ACC’s consideration of APS’ $500 million financing application. We are unable to predict what actions, if any, the ACC might propose or take in connection with this examination.

     Our credit ratings could be adversely affected if APS’ $500 million financing application is not approved by the ACC. On November 4, 2002, Standard and Poor’s Corporation lowered the Company’s senior unsecured debt rating from “BBB” to “BBB-.”

     In the event that the ACC does not approve the $500 million financing application , we believe that we would be able to access the capital markets or take other steps to refinance or repay the outstanding bridge debt and continue to meet our ongoing capital requirements, although there can be no assurance that we would be able to do so. See the following two Risk Factors.

     If we are not able to access capital at competitive rates, our ability to implement our financial strategy will be adversely affected.

     We rely on access to both short-term money markets and longer-term capital markets as a significant source of liquidity and for capital requirements not satisfied by the cash flow from our operations. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•	an economic downturn;

•	capital market conditions generally;

•	the bankruptcy of an unrelated energy company;

•	market prices for electricity and gas;

•	terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

•	the overall health of the utility industry.

     Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

•	increasing the cost of future debt financing;

•	increasing our vulnerability to adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

     See the preceding and following Risk Factor.

     A significant reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

     We cannot be sure that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs which would diminish our financial results. We would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. A downgrade could require additional support in the form of letters of credit or cash or other collateral and otherwise have a material adverse effect on our business, financial condition and results of operations. If our short-term ratings were to be lowered, it could limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating. See the preceding two Risk Factors.

     The debt securities will be structurally subordinated to the debt securities and other obligations of our subsidiaries.

     Because we are structured as a holding company, all existing and future debt and other liabilities of our subsidiaries will be effectively senior in right of payment to our debt securities. None of the indentures under which we may issue debt securities limits our ability or the ability of our subsidiaries to incur additional debt in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations. Our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors have been satisfied. As discussed in the first Risk Factor above, in connection with the ACC’s consideration of APS’ $500 million financing application, the ACC will examine regulatory insulation between APS and its affiliates. We are unable to predict what actions, if any, the ACC might propose or take in connection with this examination.

     The use of derivative contracts in the normal course of our business could result in financial losses that negatively impact our results of operations.

     Our operations include managing market risks related to commodity prices, changes in interest rates, and investments held by our pension and nuclear decommissioning trust funds. We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, and emissions allowances. We employ established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity.

     We are exposed to losses in the event of nonperformance or nonpayment by counterparties. We use a risk management process to assess and monitor the financial exposure of all counterparties. Despite the fact that the majority of trading counterparties are rated as investment grade by the credit rating agencies, there is still a possibility that one or more of these companies could default, resulting in a material adverse impact on our earnings for a given period.

     Changing interest rates will affect interest paid on variable-rate debt and interest earned by our pension and nuclear decommissioning trust funds. Our policy is to manage interest rates through the use of a combination of fixed-rate and floating-rate debt. The pension and nuclear decommissioning fund also have risks associated with changing market values of equity investments. Pension and nuclear decommissioning costs are recovered in regulated electricity prices.

     We are subject to complex government regulation which may have a negative impact on our business and our results of operations.

     We are, directly and through our subsidiaries, subject to governmental regulation which may have a negative impact on our business and results of operations. We are a “holding company” within the meaning of the Public Utility Holding Company Act (“PUHCA”); however, we are exempt from the provisions of PUHCA by virtue of our filing of an annual exemption statement with the Securities and Exchange Commission (“SEC”).

     APS, our wholly-owned electric utility, is subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence its operating environment and may affect its ability to recover costs from utility customers. APS is required to have numerous permits, approvals and certificates from the agencies that regulate APS’ business. The Federal Energy Regulatory Commission (“FERC”), the Nuclear Regulatory Commission (“NRC”), the Environmental Protection Agency (“EPA”), and the ACC regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that APS can charge customers. We believe the necessary permits, approvals and certificates have been obtained for our existing operations. However, we are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

     Deregulation or restructuring of the electric industry may result in increased competition, which could have a significant adverse impact on our business and our financial results.

     Retail competition and the unbundling of regulated energy could have a significant adverse financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. In 1999, the ACC approved rules that provide a framework for the introduction of retail electric competition in Arizona. Under the rules, as modified by a 1999 settlement agreement among APS and various parties, APS was required to transfer all of its competitive electric assets and services to an unaffiliated party or parties or to a separate corporate affiliate or affiliates no later than December 31, 2002. Pursuant to an ACC order dated September 10, 2002, the ACC unilaterally modified the 1999 settlement agreement and directed APS to cancel any plans to divest interests in any of its generating assets. The ACC further established a requirement that APS competitively procure, at a minimum, any power required for its retail customers that APS cannot produce from its existing generating assets. The ACC ordered the ACC staff and interested parties to develop a competitive procurement process by March 1, 2003. These regulatory developments and legal challenges to the rules have raised considerable uncertainty about the status and pace of retail electric competition in Arizona. Although some very limited retail competition existed in APS’ service area in 1999 and 2000, there are currently no active retail competitors offering unbundled energy or other utility services to APS’ customers. As a result, we cannot predict when, and the extent to which, additional competitors will re-enter APS’ service territory. These matters are discussed in detail in the documents filed by us with the SEC.

     As a result of changes in federal law and regulatory policy, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, and wholesale power marketers and brokers. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect wholesale competition to increase. As competition continues to increase, our financial position and results of operations could be adversely affected.

     The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, may materially impact our operations, cash flows or financial position.

     In a December 1999 order, the FERC set minimum characteristics and functions that must be met by utilities that participate in RTOs. The characteristics for an acceptable RTO include independence from market participants, operational control over a region large enough to support efficient and nondiscriminatory markets, and exclusive authority to maintain short-term reliability. On October 16, 2001, APS and other owners of electric transmission lines in the southwest filed with the FERC a request for a declaratory order confirming that their proposal to form WestConnect RTO, LLC would satisfy the FERC’s requirements for the formation of an RTO. On October 10, 2002, the FERC issued an order finding that the WestConnect proposal, if modified to address specified issues, could meet the FERC’s RTO requirements and provide the basic framework for a standard market design for the southwest. In its order, the FERC also stated that its approval of various WestConnect provisions addressed in the order would not be overturned or affected by the final rule the FERC intends to ultimately adopt in response to its July 31, 2002 Notice of Proposed Rulemaking regarding a standard market design for the electric utility industry. FERC did not address all of the proposed WestConnect provisions in its order and some could still be affected by a final rule in the pending rulemaking proceeding. We cannot currently predict what, if any, impact there may be to the WestConnect proposal or to us if the FERC adopts the proposed rule. On November 12, 2002, APS and the other owners filed a request for rehearing and clarification on portions of the October 10 order.

     We are subject to numerous environmental laws and regulations which may increase our cost of operations, impact our business plans, or expose us to environmental liabilities.

     We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

     In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

     We cannot be sure that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from APS’ customers, could have a material adverse effect on our results of operations.

     Recent events in the energy markets that are beyond our control may have negative impacts on our business.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the filing of bankruptcy by the Enron Corporation, and investigations by governmental authorities into energy trading activities, companies generally in the regulated and unregulated utility businesses have been under an increased amount of public and regulatory scrutiny. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws, but it is difficult or impossible to predict or control what effect these or related issues may have on our business or our access to the capital markets.

     Our results of operations can be adversely affected by milder weather.

     Weather conditions directly influence the demand for electricity and affect the price of energy commodities. Electric power demand is generally a seasonal business. In Arizona, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. As a result, unusually mild weather could diminish our results of operations and harm our financial condition.

     There are inherent risks in the operation of nuclear facilities, such as environmental, health and financial risks and the risk of terrorist attack.

     Through APS, we have an ownership interest in and operate the Palo Verde Nuclear Generating Station (“Palo Verde”). Palo Verde is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks. We maintain decommissioning trusts and external insurance coverage to minimize our financial exposure to these risks; however, it is possible that damages could exceed the amount of insurance coverage.

     The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Palo Verde, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     The operation of Palo Verde requires licenses that need to be periodically renewed and/or extended. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-101457) that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer up to $600,000,000 aggregate initial offering price of the debt securities, preferred stock, common stock, purchase contracts and units described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, preferred stock, common stock, share purchase contracts and units collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. In addition, the registration statement filed with the SEC includes exhibits that provide more details about the securities. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement, and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” or similar expressions, we are making forward-looking statements.

     Forward-looking statements are not guarantees of performance. They involve risks, including those described under “Risk Factors” above, uncertainties, and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include, but are not limited to:

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory and legislative proceedings relating to the restructuring;

•	state and federal regulatory and legislative decisions and actions, including price caps and other market constraints imposed by the FERC;

•	regional economic and market conditions, including the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to the capital markets;

•	weather variations affecting local and regional customer energy usage;

•	conservation programs;

•	power plant performance;

•	the successful completion of our generation expansion program;

•	regulatory issues associated with generation expansion, such as permitting and licensing;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	technological developments in the electric industry;

•	the performance of the stock market, which affects the amount of our required contributions to our pension plan and decommissioning trust funds;

•	the strength of the real estate market in the market areas of SunCor, our real estate subsidiary, which include Arizona, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     You are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus, including in the information incorporated by reference in this prospectus, and any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

     We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at 450 Fifth Street NW, in Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com. The information on our web site is not part of this registration statement.

Incorporation By Reference

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all securities are sold under this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (except for Items 6, 7 and 8, which have been revised in the Current Report on Form 8-K dated November 21, 2002);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2002;

•	Current Reports on Form 8-K dated December 14, 2001 and February 8, March 31, April 26, May 22, June 5, June 11, June 30, July 11, July 23, August 13, August 27, September 10, September 30, October 17, November 14, November 21, and November 22, 2002;

•	The description of the Company’s common stock contained in the registration statement on Form 8-B filed with the SEC on July 25, 1985, and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including the Company’s Current Report on Form 8-K dated March 22, 1999 and Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

     You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle West Capital Corporation Office of the Secretary Station 9068 P.O. Box 53999 Phoenix, Arizona 85072-3999 (602) 250-3252

THE COMPANY

     We own all of the outstanding common stock of Arizona Public Service Company (“APS”). APS is an electric utility that provides either retail or wholesale electric service to substantially all of the state of Arizona, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. Electricity is provided through a distribution system owned by APS. APS also generates and, through our marketing and trading division, sells and delivers electricity to wholesale customers in the western United States.

     Our marketing and trading division currently sells into the wholesale market, the APS and Pinnacle West Energy generation output that is not needed for APS’ native load, which includes loads for retail customers and traditional cost-of-service wholesale customers. Subject to specified risk parameters established by our Board of Directors and its energy risk management committee, the marketing and trading division also has engaged in activities to hedge purchases and sales of electricity, fuels, and emissions allowances and credits and to profit from market price movements. However, the ACC has ordered the ACC staff and interested parties to develop a competitive procurement process by March 1, 2003 by which APS will competitively procure, at a minimum, any power needed for its retail customers that it cannot produce from its existing generation assets. For purposes of this competitive procurement process, Pinnacle West Energy generation assets are not counted as APS generation assets. The draft ACC Staff report proposing a competitive procurement process provides that Pinnacle West Energy would be able to bid in connection with any such competitive procurement by APS.

     Our other major subsidiaries are:

•	Pinnacle West Energy Corporation, through which we conduct our unregulated electricity generation operations;

•	APS Energy Services Company, Inc., which provides commodity-related energy services (such as direct access commodity contracts, energy procurement, and energy supply consultation) and energy-related products and services (such as energy master planning, energy use consultation and facility audits, cogeneration analysis and installation, and project management) to commercial, industrial and institutional retail customers in the western United States;

•	SunCor Development Company, a developer of residential, commercial, and industrial real estate projects in Arizona, New Mexico, and Utah; and

•	El Dorado Investment Company, an investment firm.

RATIO OF EARNINGS TO FIXED CHARGES (a)

     The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends:

	Nine Months
	Ended	Twelve Months Ended
	September 30	December 31,

	2002	2001	2000	1999	1998	1997

Consolidated ratio of earnings to fixed charges	3.30	3.55	3.44	3.11	2.89	2.68
Consolidated ratio of earnings to combined fixed charges and preferred dividends	3.30	3.55	3.44	3.09	2.69	2.46

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items and cumulative effect of change in accounting for derivatives, plus the amount of fixed charges as defined below. Fixed charges consist of: expensed interest; amortization of debt discount, premium and expense; and an estimate of interest implicit in rentals.

     The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items and cumulative effect of change in accounting for derivatives, plus the amount of combined fixed charges and preferred dividends as defined below. Combined fixed charges and preferred dividends consist of: expensed interest; amortization of debt discount, premium and expense; an estimate of interest implicit in rentals; and preferred stock dividend requirements of majority-owned subsidiaries increased to reflect our pre-tax earnings requirement.

(a)	We have reclassified certain prior year amounts to conform to the current year presentation.

USE OF PROCEEDS

     We intend to use the proceeds from the sale of these securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, the funding of working capital, acquisitions and stock repurchases and/or capital infusions into one or more of our subsidiaries for any of those purposes. The specific use of proceeds from the sale of these securities will be set forth in each prospectus supplement relating to each offering of these securities.

GENERAL DESCRIPTION OF THE SECURITIES

     We, directly or through agents, dealers or underwriters that we designate, may offer and sell, from time to time, up to $600,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	shares of our common stock;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

     We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities and/or shares of preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

     The following description highlights the general terms of the debt securities. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which any of these general provisions will not apply.

     We can issue an unlimited amount of debt securities under the indentures listed below. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations. The debt securities may be issued in one or more new series under:

•	an Indenture, dated as of December 1, 2000, between The Bank of New York and us, in the case of subordinated debt securities;

•	an Indenture, dated as of December 1, 2000, between The Bank of New York and us, as amended by the First Supplemental Indenture thereto dated as of March 15, 2001, in the case of senior debt securities; or

•	in the case of convertible debt securities, one of two new indentures between us and The Bank of New York, as trustee, for convertible senior debt securities or convertible subordinated debt securities.

     We have issued and there are outstanding $300 million of our 6.40% Notes due 2006 under the senior debt securities indenture described above.

     Because we are structured as a holding company, all existing and future indebtedness and other liabilities of our subsidiaries will be effectively senior in right of payment to our debt securities, whether senior debt securities or subordinated debt securities. None of the above Indentures limits our ability or the ability of our subsidiaries to incur additional indebtedness in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations and our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors had been satisfied. Additional information is provided below under “Subordination” as to the allocation of outstanding indebtedness on our part and on the part of our subsidiaries.

     We have summarized selected provisions of the Indentures below. The summary is not complete. We have filed the forms of the Indentures as exhibits to the registration statement. You should read the Indentures in their entirety, including the definitions of certain terms, together with this prospectus and the prospectus supplement before you make any investment decision. Although separate Indentures are used for subordinated debt securities, senior debt securities, convertible subordinated debt securities and convertible senior debt securities, the description of the Indenture in this section applies to all Indentures, unless otherwise noted.

     You should refer to the prospectus supplement attached to this prospectus for the following information about a new series of debt securities:

•	title of the debt securities;

•	the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date on which the debt securities mature;

•	the interest rate;

•	when the interest on the debt securities accrues and is payable;

•	the record dates;

•	places where principal, premium, or interest will be payable;

•	periods within which, and prices at which we can redeem debt securities at our option;

•	any obligation on our part to redeem or purchase debt securities pursuant to a sinking fund or at the option of the holder;

•	denominations and multiples at which debt securities will be issued if other than $1,000;

•	any index or formula from which the amount of principal or any premium or interest may be determined;

•	any allowance for alternative currencies and determination of value;

•	whether the debt securities are convertible and the terms and conditions applicable to conversion, including the conversion price or rate, the conversion period, and other conversion terms and provisions;

•	whether the debt securities are defeasible under the terms of the Indenture;

•	whether we are issuing the debt securities as global securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare the principal amount due and payable if there is any default;

•	any addition to or change in the covenants in the Indenture; and

•	any other terms.

     We may sell the debt securities at a substantial discount below their principal amount. The prospectus supplement may describe special federal income tax considerations that apply to debt securities sold at an original issue discount or to debt securities that are denominated in a currency other than United States dollars.

     Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

     Other than the protections described in this prospectus and in the prospectus supplement, holders of debt securities would not be protected by the covenants in the Indenture from a highly-leveraged transaction.

Subordination

     Each Indenture relating to the subordinated debt securities states that, unless otherwise provided in a supplemental indenture or a board resolution, the debt securities will be subordinate to all senior debt. This is true whether the senior debt is outstanding as of the date of the Indenture or is incurred afterwards. The balance of the information under this heading assumes that a supplemental indenture or a board resolution results in a series of debt securities being subordinated obligations.

     The Indenture states that we cannot make payments of principal, premium, or interest on the subordinated debt if:

•	the principal, premium or interest on senior debt is not paid when due and the applicable grace period for the default has ended and the default has not been cured or waived; or

•	the maturity of any senior debt has been accelerated because of a default.

     The Indenture provides that we must pay all senior debt in full before the holders of the subordinated debt securities may receive or retain any payment if our assets are distributed to our creditors upon any of the following:

     •     dissolution;

     •     winding-up;

     •     liquidation;

     •     reorganization, whether voluntary or involuntary;

     •     bankruptcy;

     •     insolvency;

     •     receivership; or

     •     any other proceedings.

     The Indenture provides that when all amounts owing on the senior debt are paid in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

     The Indenture defines senior debt as the principal, premium, interest and any other payment due under any of the following, whether outstanding at the date of the Indenture or thereafter incurred, created or assumed:

•	all of our debt evidenced by notes, debentures, bonds, or other securities we sell for money;

•	all debt of others of the kinds described in the preceding bullet point that we assume or guarantee in any manner; and

•	all renewals, extensions, or refundings of debt of the kinds described in either of the two preceding bullet points.

     However, the preceding will not be considered senior debt if the document creating the debt or the assumption or guarantee of the debt states that it is not superior to or that it is on equal footing with the subordinated debt securities.

     The Indenture does not limit the aggregate amount of senior debt that we may issue. As of September 30, 2002, our outstanding senior debt (excluding our subsidiaries) was approximately $792 million. In addition, as of September 30, 2002, our subsidiaries, principally APS, had approximately $2.3 billion of debt outstanding, of which $430 million represented APS first mortgage bonds or senior notes, both of which are directly or indirectly secured by substantially all of APS’ assets. As discussed above under “General”, our debt securities, whether senior debt securities or subordinated securities, are structurally subordinated to the debt securities and other obligations of our subsidiaries.

Convertibility

     No series of debt securities, whether senior or subordinated, will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement. You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific conversion provisions and terms of any series of convertible debt securities that we may offer by that prospectus supplement. These terms and provisions may include:

•	the title and specific designation of the convertible debt securities, including whether they are convertible senior debt securities or convertible subordinated debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities or any addition to or changes in the events of default or covenants of any convertible debt securities.

Form, Exchange, and Transfer

     Each series of debt securities will be issuable only in fully registered form and without coupons. In addition, unless otherwise specified in a prospectus supplement, the debt securities will be issued in denominations of $1,000 and multiples of $1,000. We, the trustee, and any of our agents may treat the registered holder of a debt security as the absolute owner for the purpose of making payments, giving notices, and for all other purposes.

     The holders of debt securities may exchange them for any other debt securities of the same series, in authorized denominations and equal principal amount. However, this type of exchange will be subject to the terms of the Indenture and any limitations that apply to global securities.

     A holder may transfer debt securities by presenting the endorsed security at the office of a security registrar or at the office of any transfer agent we designate. The holder will not be charged for any exchange or registration of transfer, but we may require payment to cover any tax or other governmental charge in connection with the transaction. We have appointed the trustee under each Indenture as security registrar. A prospectus supplement will name any transfer agent we designate for any debt securities if different from the security registrar. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts at any time, except that we will maintain a transfer agent in each place of payment for debt securities.

     If the debt securities of any series are to be redeemed in part, we will not be required to do any of the following:

•	issue, register the transfer of, or exchange any debt securities of that series and/or tenor beginning 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, except for an unredeemed portion of a debt security that is being redeemed in part.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, we will pay interest on a debt security on any interest payment date to the person in whose name the debt security is registered.

     Unless otherwise indicated in the applicable prospectus supplement, the principal, premium, and interest on the debt securities of a particular series will be payable at the office of the paying agents that we may designate. However, we may pay any interest by check mailed to the address, as it appears in the security register, of the person entitled to that interest. Also, unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be our sole paying agent for payments with respect to debt securities of each series. Any other paying agent that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain a paying agent in each place of payment for the debt securities of a particular series.

     All money that we pay to a paying agent for the payment of the principal, premium, or interest on any debt security that remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the debt security may look only to us for payment.

Consolidation, Merger, and Sale Of Assets

     Unless otherwise indicated in the applicable prospectus supplement, we may not:

•	consolidate with or merge into any other entity;

•	convey, transfer, or lease our properties and assets substantially as an entirety to any entity; or

•	permit any entity to consolidate with or merge into us or convey, transfer, or lease its properties and assets substantially as an entirety to us,

unless the following conditions are met:

•	the successor entity is a corporation, partnership, trust, or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met.

     Upon any merger, consolidation, or transfer or lease of properties, the successor person will be substituted for us under the Indenture, and, thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the debt securities.

Events of Default

     Each of the following will be an event of default under the Indenture with respect to debt securities of any series:

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to pay any interest on any debt securities of that series when due, and the continuance of that failure for 30 days;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt securities of that series;

•	our failure to perform any of our other covenants in the Indenture relating to that series and the continuance of that failure for 90 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	bankruptcy, insolvency, or reorganization events involving us; and

•	any other event of default for that series described in the applicable prospectus supplement.

     If an event of default occurs and is continuing other than an event of default relating to bankruptcy, insolvency, or reorganization, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the debt securities of that series to be due and payable immediately. In the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the portion of the principal amount of the debt security specified in the terms of such debt security to be immediately due and payable upon an event of default.

     If an event of default involving bankruptcy, insolvency, or reorganization occurs, the principal amount of all the debt securities of the affected series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

     The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered the trustee indemnity satisfactory to it. Subject to provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered reasonable indemnity, to the trustee to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the request within 60 days after the notice, request, and offer of indemnity.

     The limitations provided above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, or interest on the debt security on or after the applicable due date.

     We are required to furnish to the trustee annually a certificate of various officers stating whether or not we are in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all known defaults.

Modification and Waiver

     In limited cases the trustee, as well as us, may make modifications and amendments to the Indenture without the consent of the holders of any series of debt securities. The trustee may make modifications and amendments to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of the holder of each outstanding debt security affected, no modification or amendment may:

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of the security;

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	make provisions with respect to conversion or exchange rights of holders of debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture necessary for waiver of compliance with certain provisions of the Indenture or of certain defaults, or modify the provisions of the Indenture relating to modification and waiver.

     Compliance with certain restrictive provisions of the Indenture may be waived by the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of any series. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except:

•	a default in the payment of principal, premium, or interest; and

•	a default under covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series.

     In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date:

•	the principal amount of an outstanding original issue discount security will be the amount of the principal that would be due and payable upon acceleration of the maturity on that date;

•	if the principal amount payable at the stated maturity of a debt security is not determinable, the principal amount of the outstanding debt security will be an amount determined in the manner prescribed for the debt security; and

•	the principal amount of an outstanding debt security denominated in one or more foreign currencies will be the U.S. dollar equivalent of the principal amount of the debt security or, in the case of a debt security described in the previous clause above, the amount described in that clause.

     If debt securities have been fully defeased or if we have deposited money with the trustee to redeem debt securities, they will not be considered outstanding.

     Except in limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or any other shorter period as we may specify. The period may be shortened or lengthened, but not beyond 180 days.

Defeasance and Covenant Defeasance

     We may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series. The prospectus supplement describing a series of debt securities will state whether we can make these elections for that series.

     Defeasance and Discharge

     We will be discharged from all of our obligations with respect to the debt securities of a series if we deposit with the trustee money in an amount sufficient to pay the principal, premium, and interest on the debt securities of that series when due in accordance with the terms of the Indenture and the debt securities. We can also deposit securities that will provide the necessary monies. However, we will not be discharged from the obligations to exchange or register the transfer of debt securities, to replace stolen, lost, or mutilated debt securities, to maintain paying agencies, and to hold moneys for payment in trust. The defeasance or discharge may occur only if we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities:

•	will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge; and

•	will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if the deposit, defeasance, and discharge were not to occur.

     Defeasance of Covenants

     We may elect to omit compliance with restrictive covenants in the Indenture and any additional covenants that may be described in the applicable prospectus supplement for a series of debt securities. This election will preclude some actions from being considered defaults under the Indenture for the applicable series. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of debt securities, funds in an amount sufficient to pay the principal, premium and interest on the debt securities of the applicable series. We may also deposit securities that will provide the necessary monies. We will also be required to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of funds deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on the debt securities on any acceleration resulting from an event of default. In that case, we would remain liable for the additional payments.

Governing Law

     The law of the State of New York will govern the Indenture and the debt securities.

Global Securities

     Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. We will register each global security in the name of a depositary or nominee identified in a prospectus supplement and deposit the global security with the depositary or nominee. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and other matters specified in a supplemental indenture to the Indenture.

     No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary;

•	a default has occurred and is continuing with respect to the debt securities represented by the global security; or

•	any other circumstances exist that may be described in the applicable supplemental indenture and prospectus supplement.

     We will register all securities issued in exchange for a global security or any portion of a global security in the names specified by the depositary.

     As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the debt securities that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have the global security or debt securities registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any debt securities for any purpose under the Indenture.

     We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as Participants, and to persons that may hold beneficial interests through Participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its Participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the Participant. Likewise, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any Participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to the beneficial interests.

Regarding the Trustee

     The Bank of New York is the trustee under our Indentures relating to the subordinated debt securities and convertible subordinated debt securities and our Indentures relating to the senior debt securities and the convertible senior debt securities. We maintain normal banking arrangements with The Bank of New York, which include a $40 million commitment pursuant to a revolving credit agreement, none of which was outstanding at September 30, 2002.

     The Bank of New York also serves as:

•	master trustee/custodian of our pension plan;

•	investment manager for our nonunion post-retirement medical fund; and

•	custodian of international fixed-income assets for our pension plan.

     An affiliate of The Bank of New York also serves as an underwriter on certain of our debt issuances from time to time.

     The Bank of New York is the trustee under APS’ first mortgage bond indenture, senior note indenture, and subordinated debt securities indenture. The Bank of New York is also the trustee for the holders of several issues of pollution control bonds issued on APS’ behalf, and an affiliate of The Bank of New York is the remarketing agent for a series of APS’ pollution control bonds. APS maintains normal banking arrangements with The Bank of New York, which include a $15.6 million commitment by The Bank of New York pursuant to an APS revolving credit agreement, none of which was outstanding at September 30, 2002.

DESCRIPTION OF PREFERRED STOCK

     We may issue, from time to time, shares of one or more series or classes of our preferred stock. The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The particular terms of any series of preferred stock and the extent, if any, to which these general provisions may apply to the series of preferred stock offered will be described in the prospectus supplement relating to that preferred stock.

     The following summary of provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation, bylaws and the amendment to our articles relating to a specific series of the preferred stock (the “statement of preferred stock designations”), which will be in the form filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. Before investing in any series of our preferred stock, you should read our articles, bylaws and the relevant statement of preferred stock designations.

General

     Under our articles of incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. 4,400,000 shares of preferred stock are reserved for issuance under our shareholders rights plan. See Description of Common Stock—Certain Anti-takeover Effects—Shareholder Rights Plan. Our Board of Directors is authorized to issue shares of preferred stock, in one or more series, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the Arizona Business Corporation Act (the “ABCA”).

     Our Board of Directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option or at the option of the holders thereof;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

     Holders of shares of preferred stock shall be entitled to receive, when and as declared by our Board of Directors out of our funds legally available therefor, a cash dividend payable at the dates and at the rates, if any, per share as set forth in the applicable prospectus supplement.

Convertibility

     No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

     Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive distributions out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation and (ii) shares of common stock. The amount of liquidating distributions received by holders of preferred stock will generally equal the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock, plus any dividends accrued and accumulated but unpaid to the date of final distribution. The holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation shall have been paid or set aside for payment in full.

     If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of us.

Voting Rights

     The holders of each series of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series, including rights to elect additional board members if we fail to pay dividends in a timely fashion.

     Arizona law provides for certain voting rights for holders of a class of stock, even if the stock does not have other voting rights. Thus, the holders of all shares of a class, would be entitled to vote on any amendment to our articles of incorporation that would:

•	increase or decrease the aggregate number of authorized shares of the class;

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create the right of exchange of all or part of the shares of another class into shares of the class;

•	change the designations, rights, obligations, preferences, or limitations of all or part of the shares of the class;

•	change the shares of all or part of the class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	increase rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the class; and

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

     If the proposed amendment would affect a series of the class, but not the entire class, in one or more of the ways described in the bullets above, then the shares of the affected series will have the right to vote on the amendment as a separate voting group. However, if a proposed amendment that would entitle two or more series of the class to vote as separate voting groups would affect those series in the same or a substantially similar way, the shares of all the series so affected must vote together as a single voting group on the proposed amendment.

     Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or a different quorum, if an amendment to the articles would allow the preferred stock or one or more series of the preferred stock to vote as voting groups, the vote required by each voting group would be:

•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters rights; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.

     Arizona law may also require that the preferred stock be entitled to vote on certain other extraordinary transactions.

Miscellaneous

     The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions entered into by us. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement.

     When we offer to sell a series of preferred stock, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus.

No Other Rights

     The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our articles of incorporation or the applicable statement of preferred stock designations or as otherwise required by law.

Transfer Agent and Registrar

     The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

     We may issue, from time to time, shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our articles of incorporation, bylaws and the applicable prospectus supplement.

Authorized Shares

     Under our articles of incorporation, we have the authority to issue 150,000,000 shares of common stock. We have issued and have outstanding approximately 84,755,377 shares of our common stock (as of November 12, 2002) and we have reserved for issuance approximately 16,962,874 shares of our common stock (as of November 19, 2002), excluding any shares of common stock that could be issued under the shareholders rights plan.

Dividends

     Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments will be described in the applicable prospectus supplement.

Voting Rights

     Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Arizona law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees.

Staggered Terms of Directors

     Our Board of Directors is elected in three classes with staggered three-year terms. We currently have five directors in class I and four directors each in classes II and III. One class of directors is elected each year for a three-year term. Election of directors with staggered terms lessens the effectiveness of cumulative voting rights by reducing the number of directors who are elected in any given year.

Liquidation Rights

     Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

     Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Miscellaneous

     All shares of common stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us.

Transfer Agent and Registrar

     We are the principal transfer agent and registrar for the common stock.

Preferred Stock

     Our Board of Directors has the authority, without any further action by our stockholders, to issue from time to time shares of preferred stock, in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock.

Certain Anti-takeover Effects

     General. Certain provisions of our articles of incorporation, bylaws, and the Arizona Revised Statutes (“ARS”), as well as our shareholder rights plan, may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest, including a transaction that results in a premium over the market price of the common stock. The summary of the provisions of our articles, bylaws, shareholder rights plan, and the ARS set forth below does not purport to be complete and is qualified in its entirety by reference to our articles, bylaws, shareholder rights plan, and the ARS.

     Business Combinations. ARS § 10-2741 through 2743 and Article XII of our bylaws restrict a wide range of transactions (collectively, “business combinations”) between us or, in certain cases, one of our subsidiaries, and an interested shareholder (or any affiliate or associate of the interested shareholder). An “interested shareholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of our outstanding voting power or any of our affiliates or associates. The statute broadly defines “business combinations” to include, among other things and with certain exceptions:

•	mergers and consolidations with an interested shareholder or an affiliate or associate of the interested shareholder;

•	share exchanges with an interested shareholder or an affiliate or associate of the interested shareholder;

•	sales, leases or other dispositions of assets to an interested shareholder or an affiliate or associate of the interested shareholder, representing 10% or more of (i) the aggregate market value of all of our consolidated assets as of the end of the most recent fiscal quarter, (ii) the aggregate market value of all our outstanding shares, or (iii) our consolidated revenues or net income for the four most recent fiscal quarters;

•	the issuance or transfer of shares of stock having an aggregate market value of 5% or more of the aggregate market value of all of our outstanding shares to an interested shareholder or an affiliate or associate of the interested shareholder;

•	the adoption of a plan or proposal for our liquidation or dissolution or reincorporation in another state or jurisdiction pursuant to an agreement or arrangement with an interested shareholder or an affiliate or associate of the interested shareholder;

•	corporate actions, such as stock splits and stock dividends, and other transactions resulting in an increase in the proportionate share of the outstanding shares of any series or class of stock of us or any of our subsidiaries owned by an interested shareholder or an affiliate or associate of the interested shareholder; and

•	the receipt by an interested shareholder or an affiliate or associate of the interested shareholder of the benefit (other than proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through us or any of our subsidiaries.

     The ARS and our bylaws provide that, subject to certain exceptions, we may not engage in a business combination with an interested shareholder (or any affiliate or associate of the interested shareholder) or authorize one of our subsidiaries to do so, for a period of three years after the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder (the “share acquisition date”), unless either the business combination or the interested shareholder’s acquisition of shares on the share acquisition date is approved by a committee of our Board of Directors (comprised solely of disinterested directors or other disinterested persons) prior to the interested shareholder’s share acquisition date.

     In addition, after such three-year period, the ARS and our bylaws prohibit us from engaging in any business combination with an interested shareholder (or any affiliate or associate of the interested shareholder), subject to certain exceptions, unless:

•	the business combination or acquisition of shares by the interested shareholder on the share acquisition date was approved by our Board of Directors prior to the share acquisition date;

•	the business combination is approved by holders of a majority of our outstanding shares (excluding shares beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder) at a meeting called after such three-year period; or

•	the business combination satisfies specified price and other requirements.

     Anti-Greenmail Provisions. ARS § 10-2704 and Article XIII of our bylaws prohibit us from purchasing any shares of our voting stock from any beneficial owner (or group of beneficial owners acting together to acquire, own or vote our shares) of more than 5% of the voting power of our outstanding shares at a price per share in excess of the average closing sale price during the 30 trading days preceding the purchase or if the person or persons have commenced a tender offer or announced an intention to seek control of us, during the 30 trading days prior to the commencement of the tender offer or the making of the announcement, unless

•	the 5% beneficial owner has beneficially owned the shares to be purchased for a period of at least three years;

•	holders of a majority of our voting power (excluding shares held by the 5% beneficial owner or its affiliates or associates or by any of our officers and directors) approve the purchase; or

•	we make the repurchase offer available to all holders of the class or series of securities to be purchased and to all holders of other securities convertible into that class or series.

     Control Share Acquisition Statute. Through a provision in our bylaws, we have opted out of ARS § 10-2721 through 2727, the Arizona statutory provisions regulating control share acquisitions. As a result, potential acquirors are not subject to the limitations imposed by that statute.

     Shareholder Rights Plan. We have adopted a shareholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. The rights become exercisable and will be separated from the common stock on the Distribution Date, as such term is defined in the plan. Generally, subject to specified exceptions, the Distribution Date will occur on the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of our outstanding common stock, or

•	10 business days following the commencement of, or announcement of an intention to make a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

     Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Participating Preferred Stock at any exercise price of $130, subject to adjustment under specified circumstances. However, after any person has become an acquiring person (a “Flip-In Event”), upon exercise of the right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In other words, a rights holder may purchase common stock at a 50% discount. In some circumstances, the holder will receive cash, property or other securities instead of common stock. Upon the occurrence of a Flip-In Event, any rights owned by an acquiring person, its affiliates and associates and certain of its transferees will become null and void.

     In the event that a person becomes an acquiring person, we are then merged, and the common stock is exchanged or converted in the merger, then each right (other than those formerly held by the acquiring person, which became void) would “flip-over” and be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right. In other words, a rights holder may purchase the acquiring company s common stock at a 50% discount.

     After a Flip-In Event but before a “flip-over” event (as described above) occurs and before an acquiring person becomes the owner of 50% or more of the common stock, the Board may cause the rights (either in whole or in part) to be exchanged for shares of common stock (or fractional interests in Series A Preferred Stock, or equivalent securities, of equal value) at a one-to-one exchange ratio. Rights held by the acquiring person, however, which became void upon the Flip-In Event, would not be entitled to participate in such exchange.

     We may redeem the rights for $0.01 per right at any time prior to the date on which a person becomes an acquiring person. The shareholder rights plan and the rights expire in March 2009, subject to extension.

     For so long as the rights are redeemable, the terms of the rights may be amended or supplemented by the Board of Directors at any time and from time to time without the consent of the holders of the rights. At any time when the rights are not redeemable, the Board of Directors may amend or supplement the terms of the rights, provided that such amendment does not adversely affect the interests of the holders of the rights. In no event may any amendment or supplement be made which changes the redemption price.

     Until a right is exercised, the holder thereof will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends, except as holder of the common stock to which the right is attached.

     For information on the terms of the Series A Preferred Stock, see the certificate of designation for the Series A Preferred Stock, the form of which is attached as Exhibit A to the Amended and Restated

Rights Agreement, dated as of March 26, 1999, filed as an exhibit to our Current Report on Form 8-K dated March 22, 1999, which is incorporated herein by reference.

     Special Meetings of Shareholders. Pursuant to ARS § 10-702, a special meeting of shareholders may be called by a corporation’s Board of Directors or any other person authorized to do so in its articles of incorporation or bylaws. Our bylaws provide that, except as required by law, special meetings of shareholders may only be called by a majority of our Board of Directors, the Chairman of the Board, or the President.

     Election and Removal of Directors. Our Board of Directors is divided into three classes. The directors in each class serve for a three year term, with one class being elected each year by our shareholders. The classification of our Board of Directors generally makes it more difficult for shareholders to effect a change in control because at least two shareholder meetings are required to elect a majority of our Board. Arizona law provides for cumulative voting in the election of directors, which may make it more difficult for shareholders to elect a majority of the Board of Directors.

     Our bylaws provide that any director may be removed with or without cause, but only at a special meeting of shareholders called for that purpose, by the vote of 66 2/3% of the outstanding voting power. However, if less than the entire Board of Directors is to be removed, no one director may be removed if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part.

     Shareholder Proposals and Director Nominations. A shareholder can submit shareholder proposals and nominate candidates for election to our Board of Directors if he or she follows the advance notice provisions set forth in our bylaws.

     With respect to shareholder proposals to bring business before the annual meeting, shareholders must submit a written notice to the Secretary of the Company not fewer than 90 or more than 120 days prior to the first anniversary of the date of our previous year’s annual meeting of shareholders. However, if we have changed the date of the annual meeting by more than 30 days from the date of the previous year’s annual meeting, the written notice must be submitted no later than ten days after the day we make public the date of the annual meeting. The written notice must briefly describe the business the shareholder desires to bring before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest in the proposal of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

     With respect to director nominations, shareholders must submit written notice to the Secretary of the Company not fewer than 180 days prior to the date of the annual meeting. This requirement is also contained in our articles of incorporation. Our bylaws require that the written notice must contain all information relating to the director nominee that is required to be included in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as well as the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serving as a director if elected.

     All written notices delivered pursuant to the advance notice provisions of our bylaws are required to state (i) the name and address of the sponsoring shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (ii) the class and number of shares that are owned beneficially and of record by the shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) whether the shareholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement to holders of at least the number of shares required to adopt the proposal or elect the nominee or otherwise solicit proxies in favor of the proposal or nomination.

     Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual meeting, including proposing the election of non-incumbent directors.

     A shareholder must also comply with all applicable laws in proposing business to be conducted and in nominating directors. The notice provisions of the bylaws do not affect rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934.

     Additional Authorized Shares of Capital Stock. The authorized but unissued shares of common stock and preferred stock available for issuance under our articles of incorporation could be issued at such times, under such circumstances, and with such terms and conditions as to impede an acquisition transaction.

     Amendment to Articles of Incorporation and Bylaws. ARS § 10-1001 through 1003 generally provide that both the Board of Directors and the shareholders must approve amendments to an Arizona corporation’s articles of incorporation, except that the Board of Directors may adopt specified ministerial amendments without shareholder approval. Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or a different quorum, the vote required by each voting group allowed or required to vote on the amendment would be:

•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.

     Our articles of incorporation require the approval of at least two-thirds of the total voting power of all outstanding shares of our voting stock to amend the provisions in Article Third relating to serial preferred stock, Article Fifth relating to the election of our directors, including number, classification, term, and nomination procedure, and Article Tenth relating to this voting requirement.

     ARS § 10-1020 provides that the Board of Directors may amend the corporation’s bylaws unless either: (i) the articles or applicable law reserves this power exclusively to shareholders in whole or in part or (ii) the shareholders in amending a particular bylaw provide expressly that the Board may not amend or repeal that bylaw. An Arizona corporation’s shareholders may amend the corporation’s bylaws even though they may also be amended by the Board of Directors. Our bylaws provide that the following provisions may not be amended or repealed without the vote of a majority of the Board of Directors or the vote of 75% of the outstanding voting power:

•	Section 2.02, which deals with authority to call special meetings of shareholders;

•	Section 3.01, which (i) provides for a staggered board of 9 to 21 members comprised of shareholders of the Company, (ii) vests in the Board of Directors the exclusive power to increase or decrease the size of the Board within these limits, and (iii) provides that the Board of Directors may fill vacancies in the Board, whether by reason of death, resignation, disqualification, an increase in the size of the Board or otherwise;

•	Section 3.13, which deals with removal of directors;

•	Article XII, which imposes restrictions on business combinations with interested shareholders;

•	Article XIII, which imposes anti-greenmail provisions; and

•	Article XIV, which deals with amendments to the bylaws.

DESCRIPTION OF THE PURCHASE CONTRACTS

     We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder s obligations under the original purchase contract.

     The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The prospectus supplement will describe the terms of any purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

     We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

     Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

     In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

     If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

     The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the securities.

     One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated November 21, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

     Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004 will opine on the validity of the offered securities for us. We currently anticipate that Sullivan and Cromwell, 1888 Century Park East, Los Angeles, California 90067 will opine on the validity of the offered securities for any underwriters. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Sullivan & Cromwell. Sullivan & Cromwell may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.

$165,000,000

Floating Rate Senior Notes Due 2005

PROSPECTUS SUPPLEMENT

November 6, 2003

Barclays Capital

BNY Capital Markets, Inc.	McDonald Investments Inc.